Exhibit 99.1

For More Information Contact:

Investors: Damon Wright (714) 382-5013 damon.wright@ingrammicro.com	Media: Lisa Zwick (949) 230-8794 lisa.zwick@ingrammicro.com

INGRAM MICRO REPORTS SECOND QUARTER FINANCIAL RESULTS

Delivers Year-over-Year and Sequential Increases in Revenue, Gross Margin, EPS

SANTA ANA, Calif., July 24, 2013 — Ingram Micro Inc. (NYSE: IM), the world’s largest wholesale technology distributor and a global leader in supply-chain and mobile device lifecycle services, today announced financial results for the second quarter ended June 29, 2013.

	Second Quarter Ended
	June 29, 2013	June 30, 2012	Change
Net sales ($B)	$10.3	$8.8	17%
Operating margin	1.10%	1.11%	(1bp )
Adjusted operating margin	1.32%	1.22%	10bp
Earnings per diluted share*	$0.45	$0.40	13%
Adjusted earnings per diluted share*	$0.55	$0.43	28%

*Earnings per diluted share and adjusted earnings per diluted share for the 2013 and 2012 quarter each benefited by $0.03 related to net discrete tax benefits.

A reconciliation of non-GAAP adjusted financial measures to GAAP financial measures is presented in the Supplementary Information section in this press release.

“I am pleased with our performance in the second quarter, as we executed well against our key objectives for the year, resulting in significant improvements across several important financial metrics,” said Alain Monié, Ingram Micro president and CEO. “We continued to improve in Australia, benefited from accretion to adjusted earnings per diluted share of 10 cents from our new mobility business and saw gross margins expand, due in part to the investments we have made in areas such as advanced solutions, mobility, logistics services and cloud. We also strengthened our balance sheet as we drove strong cash flow from operations. We are managing our growth well and we believe continued execution on our strategic initiatives to increase the ratio of our higher-margin, and better-returns businesses will result in above market growth rates, while also improving profitability and generating better shareholder returns.”

Worldwide sales were $10.3 billion, up 17 percent in U.S. dollars, when compared with $8.8 billion in the second quarter last year. The translation effect of foreign currencies had a de minimis influence on worldwide sales as compared with the prior year. The company’s 2012 fourth quarter acquisitions of Brightpoint, Inc. (also referred to as the mobility business) and Aptec Holdings Ltd. added $1.2 billion and $90 million, respectively, to 2013 second quarter revenue, contributing 15 percentage points to the growth.

Worldwide gross profit was $596 million (5.78 percent of total sales), compared with $453 million (5.16 percent of total sales) in the 2012 second quarter. 2013 second quarter gross margin benefited by 58 basis points from the addition of higher gross margin revenue from the company’s mobility business, driven largely by its services business.

Operating income was $114 million (1.10 percent of total sales), compared with 2012 second quarter operating income of $98 million (1.11 percent of total sales). 2013 second quarter net income was $70 million, or 45 cents per diluted share. This compares with 2012 second quarter net income of $61 million, or 40 cents per diluted share.

Adjusted operating income for the 2013 second quarter was $136 million (1.32 percent of total sales). This compares with adjusted operating income for the 2012 second quarter of $107 million (1.22 percent of total sales). 2013 second quarter adjusted net income was $86 million, or 55 cents per diluted share, compared with adjusted net income of $67 million, or 43 cents per diluted share, in the 2012 second quarter, which included a discrete tax benefit of $4.4 million, or approximately 3 cents per diluted share.

2013 second quarter net income and adjusted net income benefited from $5.8 million of discrete tax benefits, which resulted in an effective tax rate of 25.6 percent, primarily related to a change in estimate of the amount of mobility business acquisition costs deductible for tax purposes. The discrete tax benefits in the quarter benefited earnings per diluted share and adjusted earnings per diluted share by 3 cents.

Adjusted operating income, adjusted operating margin, adjusted net income and adjusted earnings per diluted share are non-GAAP financial measures that are defined in the footnotes to this release and are reconciled to their most directly comparable GAAP measures in the Supplementary Information section of this release.

Further detail can be found in the financial statements and schedules attached to this news release or at www.ingrammicro.com.

Key 2013 second quarter highlights:

•

Australia’s revenue grew for the second quarter in a row and the country reduced its operating loss to less than $3 million, a significant improvement from the operating loss of $9 million in last year’s second quarter and the operating loss of more than $5 million in the 2013 first quarter.

•	The company’s mobility business was accretive to 2013 second quarter adjusted earnings per diluted share by 10 cents.

•

Second quarter cash flow from operations was $510 million, driven by improved profitability and a 4 day sequential improvement in working capital. This resulted in cash flow from operations of $328 million for the six months ended June 29, 2013.

•

Working capital days of 24 were within the company’s targeted range of 22 to 26 days. Working capital days improved by 1 day when compared to the 2012 second quarter and improved sequentially by 4 days when compared to the 2013 first quarter.

Outlook

For the 2013 third quarter, the company currently expects to maintain its consolidated gross margin rate, with worldwide revenue expected to be flat to slightly up sequentially, in line with historic seasonality. In addition, 2013 third quarter net income and adjusted net income are expected to benefit from income of approximately $18 million after-tax, or 11 cents per diluted share, related to a settlement from a class action proceeding seeking damages from certain manufacturers of LCD flat panel displays.

Conference Call and Webcast

Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. ET. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s website at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 437-9445 (toll-free within the United States and Canada) or (719) 325-2469 (other countries), passcode “5113706.”

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (888) 203-1112 or (719) 457-0820 outside the United States and Canada, passcode “5113706.”

Footnotes to Press Release

This press release includes financial results prepared in accordance with generally accepted accounting principles (“GAAP”). In addition to GAAP results, Ingram Micro is reporting non-GAAP adjusted operating income, adjusted operating margin, adjusted net income and adjusted earnings per diluted share. These non-GAAP measures exclude the amortization of intangible assets and items not expected to recur, including charges associated with restructuring, integration and transition costs and other expense reduction programs. Adjusted net income and adjusted earnings per diluted share also exclude the benefit or impact of foreign exchange gains or losses related to the translation effect on Euro-based inventory purchases in Ingram Micro’s pan-European entity and a discrete tax benefit recognized in the first quarter of 2012 associated with the write-off of the historical tax basis of the investment we had maintained in one of our Latin American subsidiary holding companies.

Adjusted operating income, adjusted operating margin, adjusted net income and adjusted earnings per diluted share are primary indicators that Ingram Micro’s management uses internally to conduct and measure its business and evaluate the performance of its consolidated operations and operating segments. Ingram Micro’s management believes these non-GAAP financial measures are useful because they provide meaningful comparisons to prior periods and an alternate view of the impact of acquired businesses. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting Ingram Micro’s business. A material limitation associated with the use of these non-GAAP measures as compared to the GAAP measures is that they may not be comparable to other companies with similar items that present related charges differently. In this regard, the non-GAAP measures should be considered as a supplement to, and not as a substitute for or superior to, the corresponding measures calculated in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro’s business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) we have made and expect to continue to make investments in new businesses and initiatives, including acquisitions, which could disrupt our business and have an adverse effect on our operating results; (2) we are dependent on a variety of information systems, which, if not properly functioning, or unavailable, or if we experience system security breaches, data protection breaches or other cyber-attacks, could adversely disrupt our business and harm our reputation and earnings; (3) changes in macro-economic conditions may negatively impact a number of risk factors which, individually or in the aggregate, could adversely affect our results of operations, financial condition and cash flows; (4) we continually experience intense competition across all markets for our products and services; (5) we operate a global business that exposes us to risks associated with conducting business in multiple jurisdictions; (6) our failure to adequately adapt to IT industry changes could negatively impact our future operating results; (7) terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (8) substantial defaults by our customers or the loss of significant customers could have a negative impact on our business, results of operations, financial condition or liquidity; (9) changes in, or interpretations of, tax rules and regulations, changes in the mix of our business amongst different tax jurisdictions, and deterioration of the performance of our business may adversely affect our effective income tax rates or operating margins and we may be required to pay additional taxes and/or tax assessments, as well as record valuation allowances relating to our deferred tax assets; (10) changes in our credit rating or other market factors such as adverse capital and credit market conditions or reductions in cash flow from operations may affect our ability to meet liquidity needs, reduce access to capital, and/or increase our costs of borrowing; (11) failure to retain and recruit key personnel would harm our ability to meet key objectives; (12) we cannot predict with certainty what losses we may incur as a result of litigation matters and contingencies that we may be involved with from time to time; (13) we may incur material litigation, regulatory or operational costs or expenses, and may be frustrated in our marketing efforts, as a result of environmental regulations or private intellectual property enforcement disputes; (14) we face a variety of risks in our reliance on third-party service companies, including shipping companies for the delivery of our products and outsourcing arrangements; (15) changes in accounting rules could adversely affect our future operating results; and (16) our quarterly results have fluctuated significantly. We also face a variety of risks associated with our acquisitions of Brightpoint, Inc., Aptec and Promark, and any other acquisitions we may make, including: management’s ability to execute its plans, strategies and objectives for future operations, including the execution of integration plans; growth of the mobility industry, the government contracts business, and in new and untapped markets in geographies outside the U.S.; and other uncertainties or unknown, underestimated and/or undisclosed commitments or liabilities; and our ability to achieve the expected benefits and manage the costs of the integrations of our acquisitions.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and seek to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings.

About Ingram Micro Inc.

Ingram Micro is the world’s largest wholesale technology distributor and a global leader in IT supply-chain, mobile device lifecycle services and logistics solutions. As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics and mobile solutions, technical support, financial services and product aggregation and distribution. The company is the only global broad-based IT distributor, serving approximately 160 countries on six continents with the world’s most comprehensive portfolio of IT products and services. Visit www.ingrammicro.com.

# # #

© 2013 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.

Consolidated Balance Sheet

(Amounts in 000s)

(Unaudited)

	June 29, 2013	December 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$726,892	$595,147
Trade accounts receivable, net	4,388,926	5,457,299
Inventory	3,698,659	3,591,543
Other current assets	506,448	522,390

Total current assets	9,320,925	10,166,379
Property and equipment, net	474,452	481,324
Goodwill	428,401	428,401
Intangible assets, net	344,940	372,482
Other assets	25,114	31,862

Total assets	$10,593,832	$11,480,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,315,754	$6,065,159
Accrued expenses	580,772	585,404
Short-term debt and current maturities of long-term debt	84,222	111,268

Total current liabilities	5,980,748	6,761,831
Long-term debt, less current maturities	800,362	943,275
Other liabilities	130,839	164,089

Total liabilities	6,911,949	7,869,195
Stockholders’ equity	3,681,883	3,611,253

Total liabilities and stockholders’ equity	$10,593,832	$11,480,448

Ingram Micro Inc.

Consolidated Statement of Income

(Amounts in 000s, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	June 29, 2013	June 30, 2012
Net sales	$10,308,015	$8,777,895
Cost of sales	9,712,261	8,325,165

Gross profit	595,754	452,730

Operating expenses:
Selling, general and administrative	465,325	351,400
Amortization of intangible assets	11,997	2,706
Reorganization costs	4,636	839

	481,958	354,945

Income from operations	113,796	97,785
Interest and other:
Interest income	(2,026)	(2,200)
Interest expense	14,303	11,577
Net foreign currency exchange loss	3,682	1,794
Other	4,211	3,156

	20,170	14,327

Income before income taxes	93,626	83,458
Provision for income taxes	23,940	22,184

Net income	$69,686	$61,274

Diluted earnings per share	$0.45	$0.40

Diluted weighted average shares outstanding	154,864	154,020

Ingram Micro Inc.

Consolidated Statement of Income

(Amounts in 000s, except per share data)

(Unaudited)

	Twenty-six Weeks Ended
	June 29, 2013	June 30, 2012
Net sales	$20,570,459	$17,413,276
Cost of sales	19,389,400	16,492,989

Gross profit	1,181,059	920,287

Operating expenses:
Selling, general and administrative	939,403	711,424
Amortization of intangible assets	23,762	5,631
Reorganization costs	13,302	1,396

	976,467	718,451

Income from operations	204,592	201,836
Interest and other:
Interest income	(3,855)	(5,966)
Interest expense	29,941	23,306
Net foreign currency exchange loss	1,748	7,360
Other	7,080	5,088

	34,914	29,788

Income before income taxes	169,678	172,048
Provision for income taxes	50,233	20,801

Net income	$119,445	$151,247

Diluted earnings per share	$0.77	$0.98

Diluted weighted average shares outstanding	154,739	154,435

Ingram Micro Inc.

Consolidated Statement of Cash Flows

(Amounts in 000s)

(Unaudited)

	Twenty-six Weeks Ended
	June 29, 2013	June 30, 2012
Cash flows from operating activities:
Net income	$119,445	$151,247
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	62,558	28,232
Impairment of goodwill	—	—
Stock-based compensation expense	13,957	14,575
Excess tax benefit from stock-based compensation	(1,135)	(5,241)
Loss on write-off of property and equipment	2,277	—
Gain on sale of land and building	(1,045)	—
Noncash charges for interest and bond discount amortization	1,131	922
Deferred income taxes	2,429	19,481
Changes in operating assets and liabilities:
Accounts receivable	980,723	750,408
Inventory	(161,272)	(278,742)
Other current assets	(20,321)	(29,241)
Accounts payable	(650,770)	(427,441)
Changes in book overdrafts	(15,552)	(32,067)
Accrued expenses	(4,410)	(107,830)

Cash provided by operating activities	328,015	84,303

Cash flows from investing activities:
Capital expenditures	(39,457)	(45,505)
Sales of marketable trading securities, net	1,042	1,125
Proceeds from sale of land and building	1,169	—
Acquisition earnout payments	(325)	(338)

Cash used by investing activities	(37,571)	(44,718)

Cash flows from financing activities:
Proceeds from exercise of stock options	15,693	28,632
Repurchase of Class A Common Stock	—	(50,000)
Excess tax benefit from stock-based compensation	1,135	5,241
Net proceeds from (repayments of) revolving credit facilities	(165,263)	74,193

Cash provided (used) by financing activities	(148,435)	58,066

Effect of exchange rate changes on cash and cash equivalents	(10,264)	(7,810)

Increase in cash and cash equivalents	131,745	89,841
Cash and cash equivalents, beginning of period	595,147	891,403

Cash and cash equivalents, end of period	$726,892	$981,244

Ingram Micro Inc.

Supplementary Information

Income from Operations - Reconciliation of GAAP to Non-GAAP Information

(Amounts in 000s)

(Unaudited)

	Thirteen Weeks Ended June 29, 2013
	Net Sales	GAAP Operating Income	Reorganization, Integration and Transition Costs	Amortization of Intangible Assets	Adjusted Operating Income
North America	$4,039,064	$65,885	$1,362	$1,786	$69,033
Europe	2,430,372	12,713	362	493	13,568
Asia-Pacific	2,130,658	19,061	348	209	19,618
Latin America	459,828	9,527	—	220	9,747
BrightPoint	1,248,093	13,151	8,494	9,289	30,934
Stock-based compensation expense	—	(6,541)	—	—	(6,541)

Consolidated Total	$10,308,015	$113,796	$10,566	$11,997	$136,359

		Thirteen Weeks Ended June 29, 2013
		GAAP Operating Margin	Reorganization, Integration and Transition Costs	Amortization of Intangible Assets	Adjusted Operating Margin
North America		1.63%	0.03%	0.04%	1.71%
Europe		0.52%	0.01%	0.02%	0.56%
Asia-Pacific		0.89%	0.02%	0.01%	0.92%
Latin America		2.07%	—	0.05%	2.12%
BrightPoint		1.05%	0.68%	0.74%	2.48%
Stock-based compensation expense		—	—	—	—
Consolidated Total		1.10%	0.10%	0.12%	1.32%

	Thirteen Weeks Ended June 30, 2012
	Net Sales	GAAP Operating Income	Reorganization, Transition and Other Costs	Amortization of Intangible Assets	Adjusted Operating Income
North America	$3,837,244	$68,729	$3,892	$1,667	$74,288
Europe	2,460,141	14,913	663	544	16,120
Asia-Pacific	2,038,112	14,835	165	268	15,268
Latin America	442,398	4,437	2,130	227	6,794
Stock-based compensation expense	—	(5,129)	—	—	(5,129)

Consolidated Total	$8,777,895	$97,785	$6,850	$2,706	$107,341

		Thirteen Weeks Ended June 30, 2012
		GAAP Operating Margin	Reorganization, Transition and Other Costs	Amortization of Intangible Assets	Adjusted Operating Margin
North America		1.79%	0.10%	0.04%	1.94%
Europe		0.61%	0.03%	0.02%	0.66%
Asia-Pacific		0.73%	0.01%	0.01%	0.75%
Latin America		1.00%	0.48%	0.05%	1.54%
Stock-based compensation expense		—	—	—	—
Consolidated Total		1.11%	0.08%	0.03%	1.22%

Ingram Micro Inc.

Supplementary Information

Income from Operations - Reconciliation of GAAP to Non-GAAP Information

(Amounts in 000s)

(Unaudited)

	Twenty-six Weeks Ended June 29, 2013
	Net Sales	GAAP Operating Income	Reorganization, Integration and Transition Costs	Amortization of Intangible Assets	Adjusted Operating Income
North America	$7,906,883	$121,460	$3,836	$3,571	$128,867
Europe	5,099,366	26,657	2,954	991	30,602
Asia-Pacific	4,325,166	32,896	3,643	421	36,960
Latin America	921,786	15,078	—	442	15,520
BrightPoint	2,317,258	22,458	13,377	18,337	54,172
Stock-based compensation expense	—	(13,957)	—	—	(13,957)

Consolidated Total	$20,570,459	$204,592	$23,810	$23,762	$252,164

		Twenty-six Weeks Ended June 29, 2013
		GAAP Operating Margin	Reorganization, Integration and Transition Costs	Amortization of Intangible Assets	Adjusted Operating Margin
North America		1.54%	0.05%	0.05%	1.63%
Europe		0.52%	0.06%	0.02%	0.60%
Asia-Pacific		0.76%	0.08%	0.01%	0.85%
Latin America		1.64%	—	0.05%	1.68%
BrightPoint		0.97%	0.58%	0.79%	2.34%
Stock-based compensation expense		—	—	—	—
Consolidated Total		0.99%	0.12%	0.12%	1.23%

	Twenty-six Weeks Ended June 30, 2012
	Net Sales	GAAP Operating Income	Reorganization, Transition and Other Costs	Amortization of Intangible Assets	Adjusted Operating Income
North America	$7,444,191	$138,377	$6,424	$3,357	$148,158
Europe	5,107,197	36,914	663	1,094	38,671
Asia-Pacific	3,987,864	29,255	466	728	30,449
Latin America	874,024	11,865	2,354	452	14,671
Stock-based compensation expense	—	(14,575)	—	—	(14,575)

Consolidated Total	$17,413,276	$201,836	$9,907	$5,631	$217,374

		Twenty-six Weeks Ended June 30, 2012
		GAAP Operating Margin	Reorganization, Transition and Other Costs	Amortization of Intangible Assets	Adjusted Operating Margin
North America		1.86%	0.09%	0.05%	1.99%
Europe		0.72%	0.01%	0.02%	0.76%
Asia-Pacific		0.73%	0.01%	0.02%	0.76%
Latin America		1.36%	0.27%	0.05%	1.68%
Stock-based compensation expense		—	—	—	—
Consolidated Total		1.16%	0.06%	0.03%	1.25%

Ingram Micro Inc.

Supplementary Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Amounts in 000s, except per share data)

(Unaudited)

	Thirteen Weeks Ended June 29, 2013
	As Reported Under GAAP	Reorganization, Transition and Integration Costs	Amortization of Intangible Assets	Pan-Europe Foreign Exchange Loss	Adjusted Financial Measure
Income before income taxes	$93,626	$10,566	$11,997	$960	$117,149
Provision for income taxes	23,940	3,353	3,807	305	31,404

Net income	$69,686	$7,213	$8,190	$655	$85,745

Diluted earnings per share (a)	$0.45	$0.05	$0.05	$0.00	$0.55

	Thirteen Weeks Ended June 30, 2012
	As Reported Under GAAP	Reorganization, Transition and Other Costs	Amortization of Intangible Assets	Pan-Europe Foreign Exchange Gain	Adjusted Financial Measure
Income before income taxes	$83,458	$6,850	$2,706	$(1,580)	$91,434
Provision for (benefit from) income taxes	22,184	2,180	861	(503)	24,723

Net income	$61,274	$4,670	$1,845	$(1,077)	$66,711

Diluted earnings per share (a)	$0.40	$0.03	$0.01	$(0.01)	$0.43

(a)	Per share impact is calculated by dividing net income amount by the diluted weighted average shares outstanding of 154,864 and 154,020 for the thirteen weeks ended June 29, 2013 and June 30, 2012, respectively.

Ingram Micro Inc.

Supplementary Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Amounts in 000s, except per share data)

(Unaudited)

	Twenty-six Weeks Ended June 29, 2013
	As Reported Under GAAP	Reorganization, Transition and Integration Costs	Amortization of Intangible Assets	Pan-Europe Foreign Exchange Gain	Adjusted Financial Measure
Income before income taxes	$169,678	$23,810	$23,762	$(3,618)	$213,632
Provision for (benefit from) income taxes	50,233	7,857	7,841	(1,194)	64,738

Net income	$119,445	$15,953	$15,921	$(2,424)	$148,894

Diluted earnings per share (a)	$0.77	$0.10	$0.10	$(0.01)	$0.96

	Twenty-six Weeks Ended June 30, 2012
	As Reported Under GAAP	Reorganization, Transition and Other Costs	Amortization of Intangible Assets	Pan-Europe Foreign Exchange Loss	Discrete Tax Items	Adjusted Financial Measure
Income before income taxes	$172,048	$9,907	$5,631	$3,214	$—	$190,800
Provision for (benefit from) income taxes (b)	20,801	3,093	1,758	1,003	28,532	55,187

Net income	$151,247	$6,814	$3,873	$2,211	$(28,532)	$135,613

Diluted earnings per share (a)	$0.98	$0.04	$0.03	$0.01	$(0.18)	$0.88

(a)	Per share impact is calculated by dividing net income amount by the diluted weighted average shares outstanding of 154,739 and 154,435 for the twenty-six weeks ended June 29, 2013 and June 30, 2012, respectively.

(b)	Reflects a net discrete benefit of approximately $28,532 primarily related to the write-off of the historical tax basis of the investment we have maintained in one of our Latin American subsidiary holding companies, realized during the period.